Exhibit 10
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) made effective as of May 10, 2007 by and between PSYCHIATRIC SOLUTIONS, INC., a Delaware corporation (the “Company”), and JOEY A. JACOBS (the “Executive”).
     WHEREAS, the Company and the Executive are parties to that certain Second Amended and Restated Employment Agreement, made effective as of August 6, 2002, as amended by that certain Amendment to Second Amended and Restated Employment Agreement, dated as of November 26, 2003 (the “Prior Agreement”); and
     WHEREAS, the Company and the Executive intend for this Agreement to supersede the Prior Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:
SECTION I
EMPLOYMENT
     The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Period of Employment as provided in Section III.A. below upon the terms and conditions provided in the Agreement.
SECTION II
POSITION AND RESPONSIBILITIES
     During the Period of Employment, the Executive agrees to serve as President and Chief Executive Officer of the Company and to be responsible for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to the Executive from time to time by the Board of Directors of the Company.
SECTION III
TERMS AND DUTIES
     A. Period of Employment.
     The period of the Executive’s employment under this Agreement shall commence as of the date set forth above and shall continue through December 31, 2008, subject to extension, non-extension or termination as provided in this Agreement (the “Period of Employment”). At the end of the Period of Employment, the period of the Executive’s employment shall be automatically extended for additional one (1) year periods, unless either party gives notice thirty (30) days in advance of the expiration of the then-current period of employment of such party’s intent not to extend the Period of Employment.

     B. Duties.
     During the Period of Employment, the Executive shall devote all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries. The Executive shall perform faithfully the duties that may be assigned to him from time to time by the Board of Directors.
SECTION IV
COMPENSATION AND BENEFITS
     A. Compensation.
     The Board of Directors (or such committee thereof as shall have the responsibility for and authority to set the compensation of the Company’s executive officers and key employees) shall from time to time set the Executive’s compensation, including his base salary (“Base Salary”) and cash bonus compensation (“Bonus Compensation”). Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month.
     B. Additional Benefits.
     The Executive will be eligible to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any executive officers or salaried employees are eligible under any existing or future plan or program established by the Company. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with their provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, savings, thrift and profit sharing plans, severance programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans including capital accumulation programs, restricted stock programs, stock purchase programs and equity incentive plans. In addition, at the Executive’s request, the Executive may opt out of coverage under the Company’s health plan and instead procure an individual health policy for which Company shall pay all reasonable premiums. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or executive officers as long as such amendment or termination is applicable to all salaried employees or executive officers. The Executive will be entitled to an annual paid vacation of four (4) weeks.
SECTION V
BUSINESS EXPENSES
     The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

SECTION VI
DISABILITY
     A. In the event of disability of the Executive during the Period of Employment, the Company will continue to pay the Executive according to the compensation provisions of this Agreement during the period of his disability (the “Continuing Payments”), until such time as the Executive’s long-term disability insurance benefits are available. However, in the event the Executive is disabled for a continuous period of six (6) months after the Executive first becomes disabled, the Company may terminate the employment of the Executive. In this case, the Continuing Payments shall cease and the Executive shall be entitled to the following:
          (i) Any earned but unpaid Base Salary in accordance with the normal payroll practices of the Company;
          (ii) Bonus Compensation, which is payable on a prorated basis for the year in which the disability occurred, and which shall be paid at the same time the Company’s executive officers receive their bonuses for the year in which the disability occurred; and
          (iii) Immediate vesting of all unvested stock options and shares of restricted stock held by the Executive at the time he becomes disabled.
     B. During the period the Executive is receiving payments of either Base Salary, Bonus Compensation or disability insurance described in this Agreement and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive’s obligation to fulfill this covenant shall cease.
     C. The term “disability” means a condition that results in the Executive’s (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or, (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
SECTION VII
DEATH
     In the event of the death of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death, except for the following:

     A. Payment of any earned but unpaid Base Salary, which shall be paid in accordance with the normal payroll practices of the Company;
     B. Payment of Bonus Compensation, which is payable on a prorated basis for the year in which the Executive died, and which shall be paid at the same time the Company’s executive officers receive their bonuses for the year in which the Executive died; and
     C. Immediate vesting of all stock options and restricted stock held by the Executive at the time of death.
     In addition, the Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs maintained by the Company on behalf of the Executive.
SECTION VIII
TERMINATION OF EMPLOYMENT
FOR REASONS OTHER THAN DISABILITY OR DEATH
     A. The Board may at any time upon thirty (30) days prior written notice terminate the Executive’s employment Without Cause (as “Without Cause” is defined below) by giving the Executive notice of the effective date of termination. In the event the Executive’s employment is terminated Without Cause, the Executive shall be entitled to the following:
          (i) A lump sum severance benefit equal to two (2) times the sum of:
          (a) Executive’s base salary on the date of termination; and
          (b) the most recent annual bonus paid to the Executive during the immediately previous twelve (12) month period;
          (ii) Any earned but unpaid Base Salary, which shall be paid in accordance with the normal payroll practices of the Company;
          (iii) Bonus Compensation, which is payable on a prorated basis for the year of termination, and which shall be paid at the same time the Company’s executive officers receive their bonuses for the year in which the Executive’s termination occurred;
          (iv) To the extent the Executive is eligible for and has elected continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall waive all premiums for elected continuation coverage during such COBRA period but not to exceed eighteen (18) months;
          (v) To the extent the Executive is covered by an individual health policy, the Company shall pay all reasonable premiums under such policy for twenty-four (24) months following the termination date; and

          (vi) Immediate vesting of unvested stock options and shares of restricted stock that otherwise would vest during the immediately succeeding twenty-four (24) month period. The Company shall cause any options so vested to remain exercisable for twelve (12) months from the date of termination, subject to the terms and provisions of the Company’s equity incentive plan as to the permissible exercise period for incentive stock options.
     B. If the Executive’s employment terminates due to a Termination for Cause (as “Termination for Cause” is defined below), any earned but unpaid Base Salary shall be paid in accordance with the normal payroll practices of the Company. No other payments will be made or benefits provided by the Company.
     C. Termination of the Executive’s employment through a Constructive Discharge (as “Constructive Discharge” is defined below) shall be treated as a termination Without Cause and the Executive shall receive the payments and benefits set forth in Section VIII.A. above.
     D. Notwithstanding anything herein to the contrary, termination (whether voluntary or involuntary) of the Executive’s employment within twelve (12) months following a Change in Control (as “Change in Control” is defined below) shall be treated as a termination Without Cause and the Executive shall receive the payments and benefits set forth in Section VIII.A. above.
     E. Upon termination of the Executive’s employment, other than (i) upon death or disability, (ii) a termination Without Cause or (iii) as a result of a Constructive Discharge, the Company’s obligation to make payments or provide benefits under this Agreement will cease as of the date of such termination except as expressly defined in this Agreement.
     F. For purposes of this Agreement, an event will not constitute a termination of employment unless it qualifies as a “separation from service” as described in Section 409A(a)(2)(A)(i) of the Internal Revenue Code (the “Code”) and the regulations thereunder.
     G. For this Agreement, the following terms have the following meanings:
          (i) “Termination for Cause.” The Company shall have the right to immediately terminate this Agreement by providing the Executive with written notice of termination, specifying therein the reason for and the date of termination. Termination of this Agreement by the Company shall be deemed a “Termination for Cause” if the reason for such termination is any of the following:
          a. the Executive (1) willfully and materially breaches any provision of this Agreement, which breach remains uncured for fourteen (14) days after written notice from the Company regarding such breach, which notice shall state with reasonable specificity a description of the breach, or (2) misrepresents or conceals a material fact for the purpose of securing or maintaining employment under this Agreement;

          b. the Executive usurps for himself or his affiliates a business opportunity belonging to and pursued by the Company during the course of his employment hereunder; or
          c. the Executive engages in conduct (1) involving willful destruction or dishonesty against the Company; (2) constituting negligence or willful misconduct in carrying out his duties under this Agreement; (3) adversely affecting the reputation, goodwill and prospects of the Company; (4) violating the policies of the Company with respect to non-discrimination, sexual harassment or similar policies affecting workers and the workplace; (5) resulting in a conviction of, or plea of no contest to, any felony or a crime involving fraud, embezzlement or the like, habitual insobriety, habitual use of an illegal controlled substance or misappropriation of the Company’s funds; or (6) breaching the Executive’s fiduciary duty of loyalty to the Company.
          (ii) “Constructive Discharge” means termination of the Executive’s employment by the Executive due to a failure of the Company to fulfill its obligations under this Agreement in any material respect, including any reduction of the Executive’s Base Salary or other compensation other than reductions applicable to all executive officers of the Company or failure to appoint or reappoint the Executive to the position specified in Section II hereof, or a material change by the Company in the functions, duties or responsibilities of the Executive’s position that reduces the ranking or level, responsibility, importance or scope of the Executive’s position. The parties agree that a non-renewal or non-extension of this Agreement does not constitute a Constructive Discharge. The Executive shall provide the Company a written notice that describes the circumstances being relied on for a Constructive Discharge within thirty (30) days after the event giving rise to the notice. The Company shall have thirty (30) days after receipt of notice from the Executive to remedy the situation prior to the termination for Constructive Discharge.
          (iii) “Without Cause” means termination of the Executive’s employment by the Company other than (a) upon death or disability, (b) a Termination for Cause or (c) a Constructive Discharge. If the Company notifies the Executive of its intent not to extend the Executive’s Period of Employment pursuant to Section III.A. hereof, such notification shall constitute a termination of the Executive’s employment Without Cause for all purposes under this Agreement, and the Executive shall be entitled to receive all payments and benefits provided for in this Agreement upon a termination Without Cause.
          (iv) “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.
SECTION IX
OTHER DUTIES OF THE EXECUTIVE DURING
AND AFTER THE PERIOD OF EMPLOYMENT
     A. The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.
     B. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or after his termination from the Company, except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company, except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company. Upon the termination of this Agreement, the Executive shall deliver promptly to the Company all Company-owned equipment, notebooks, property, documents, memoranda, reports, files, books, correspondence, lists or other written or electronic records relating to the Company’s business that are or have been in the Executive’s possession or under the Executive’s control.
     C. During the Period of Employment and for a twelve (12) month period thereafter, the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company. During the Period of Employment and for a twelve (12) month period following termination of the Period of Employment, other than a termination Without Cause, the Executive will not make any statements or perform any acts intended to advance the interests of any existing or prospective competitors of the Company in any way that will injure the interests of the Company; the Executive, without prior express written approval by the Board of Directors of the Company, will not directly or indirectly own or hold any proprietary interest in, be employed by or receive compensation from any party engaged in the behavioral health business or any other business in which the Company is engaged at the time of the Executive’s termination in the same geographic areas where the Company does business; and the Executive, without express prior written approval from the Company’s Board of Directors, will not solicit any suppliers, customers or clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 1% of any class of equity interest in a publicly-held company. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.

     D. Neither the Company nor the Executive will, at any time after the date hereof, whether directly, indirectly or through affiliates, publish or communicate any derogatory statements or opinions about the other (and with respect to the Company, including but not limited to disparaging or derogatory statements or opinions about the Company or any of its subsidiaries or affiliates or any of the Company’s or its subsidiaries’ or affiliates’ management, directors or services) to any third party, or otherwise facilitate or propagate such statements or opinions being made by any third party; provided that it shall not be a breach of this Section IX.D. for either party to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in legal filings that are based on reasonable belief and are not made in bad faith.
     E. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section IX would cause irreparable harm to the Company, which could not be compensable by monetary damages, and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section IX without being required to prove damages or furnish any bond or other security.
     F. The Executive shall not be bound by the provisions of Section IX in the event of the default by the Company in its obligations under this Agreement that are to be performed upon or after termination of this Agreement, provided that the Company fails to cure such default within thirty (30) days following written notice of such breach by the Executive to the Company.
SECTION X
INDEMNIFICATION, LITIGATION
     If the Executive is made a party, or threatened to be made a party, to any lawsuit or proceeding solely as a result of, or on account of, his services under this Agreement, the Company shall indemnify and defend the Executive and hold him harmless against all expenses (including, without limitation, reasonable legal fees and costs), liabilities and losses incurred or suffered by him in connection with or on account of such lawsuit or proceeding (i) to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”), as the same now exists or may hereafter be amended (but, in the case of any such amendment, if permissible by the DGCL, only to the extent that such amendment permits the Company to provide broader indemnification rights than the DGCL permitted the Company to provide prior to such amendment) and (ii) in the same manner, and subject to the same procedures, as is applicable to any members of the Board of Directors of the Company; except that in order to have a right to this indemnification, the Executive shall (i) provide the Company with prompt written notice of any such lawsuit or proceeding (whether pending or threatened); (ii) not settle any pending or threatened lawsuit or proceeding without the prior written consent of the Company; and (iii) execute an undertaking agreement upon mutually satisfactory terms. In addition, the Executive agrees that the Company shall have the right, but not the obligation, to assume and direct the Executive’s defense in any action with counsel reasonably satisfactory to the Executive.

SECTION XI
GROSS UP PAYMENTS
     If there is a determination that the payments and other benefits provided for under this Agreement will result in the Executive being subject to an excise tax under Section 4999 of the Code, and/or if such excise tax is assessed against the Executive as a result of such payments or other benefits, the Company shall make a Gross Up Payment (as defined below) to or on behalf of the Executive as and when any such determination or assessment, as appropriate, is made; provided that the Executive takes such action as the Company reasonably requests under the circumstances to mitigate or challenge such excise tax, and the Company complies with its obligations described below in this Section XI.
     “Gross Up Payment” means a payment to or on behalf of the Executive that shall be sufficient to pay (i) any such excise tax in full, (ii) any federal, state and local income tax and social security and other employment tax on the payment made to pay the Executive’s excise tax, as well as any additional excise tax on such payment, and (iii) any interest or penalties assessed by the Internal Revenue Service on the Executive if such interest or penalties are attributable to the Company’s failure to comply with its obligations under this Section XI or applicable law. Any determination under this Section XI by the Company or the Company’s accountants shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if the Company reasonably requests that the Executive take action to mitigate or challenge any such tax or assessment and the Executive complies with such request, the Company shall provide the Executive with such information and such expert advice and assistance from the Company’s accountants, lawyers and other advisors as he may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.
SECTION XII
WITHHOLDING TAXES
     The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.
SECTION XIII
ENTIRE AGREEMENT
     This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes the Prior Agreement and any other prior employment or severance agreements between the Company and its affiliates and the Executive.

SECTION XIV
CONSOLIDATION, MERGER OR SALE OF ASSETS
     Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of Assets, the term “the Company” as used herein will mean the other corporation or entity and this Agreement shall continue in full force and effect.
SECTION XV
MODIFICATION; WAIVER
     This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except in writing by the party charged with the waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver of any future act or any thing other than that which is specifically waived.
SECTION XVI
GOVERNING LAW; ARBITRATION
     This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.
     Any dispute among the parties hereto shall be settled by arbitration in Nashville, Tennessee, in accordance with the then-applicable rules of the American Arbitration Association governing commercial arbitration, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The losing party in any such arbitration proceeding shall pay the costs of arbitration, including the arbitrator’s fees, but each party shall pay its own legal fees.
SECTION XVII
NOTICES
     All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered if by hand, overnight delivery service or confirmed facsimile transmission or three (3) business days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:
     A. If to the Company, at 6640 Carothers Parkway, Suite 500, Franklin, Tennessee 37067, Attention: Christopher L. Howard, Esq., or at such other address as may have been furnished to the Executive by the Company in writing, copy to James H. Nixon III, Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219; or
     B. If to the Executive, at 9229 Hunterboro Drive, Brentwood, Tennessee 37027, or such other address as may have been furnished to the Company by the Executive in writing.

SECTION XVIII
BINDING AGREEMENT
     This Agreement shall inure to the benefit of and be binding on the parties’ successors, heirs and assigns.
SECTION XIV
TAX LAW COMPLIANCE
     All payments under this Agreement will be made in a manner consistent with Section 409A of the Code and the regulations thereunder. To the extent the Executive is a “specified employee” as described in Section 409A(a)(2)(B)(i) of the Code at the time of termination from employment, payments of deferred compensation under this Agreement shall not commence for six (6) months after the date of separation from service, except to the extent allowed by Section 409A of the Code and the regulations thereunder.
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

THE COMPANY: PSYCHIATRIC SOLUTIONS, INC.
By:	/s/ Christopher Grant, Jr.
Christopher Grant, Jr., Chair
Compensation Committee

THE EXECUTIVE:
/s/ Joey A. Jacobs
JOEY A. JACOBS